Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP and DCP Midstream Partners Finance Corp. on Form S-3 of our report dated March 14, 2007, relating to the consolidated balance sheet of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) as of December 31, 2006 appearing in the Current Report on Form 8-K filed under the Securities and Exchange Act of 1934 of DCP Midstream Partners, LP dated April 20, 2007 and to the reference to us under the heading “Experts” in the Prospectus of DCP Midstream Partners, LP and DCP Midstream Partners Finance Corp. which is part of this Registration Statement.
/s/ Deloitte & Touche LLP

Denver, Colorado
April 20, 2007